EXHIBIT 99.1

2016 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May19, 2016, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 8, 2016. The number of shares represented in person or by proxy at the Annual Meeting was 5,979,748 or 85% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Kimberly A. Box	4,150,528	881,854	947,366
Charles D. Fite	4,132,533	899,849	947,366
Robert J. Fox	4,157,230	875,152	947,366
William A. Robotham	4,156,622	875,760	947,366
David T. Taber	4,170,948	861,434	947,366
Stephen H. Waks	4,143,295	889,087	947,366
Philip A. Wright	4,160,648	871,734	947,366
Michael A. Ziegler	4,150,003	882,379	947,366

Proposal No. 2 — To ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
5,473,329	486,148	20,271

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved an annual frequency advisory vote on the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
3,726,654	984,511	321,217	947,366